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                                                                    Exhibit 23.3

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL
----------------------------

November 19, 1999

Board of Directors
Telebanc Financial Corporation
1111 North Highland Street
Arlington, Virginia 22201-2807

Re: Registration Statement on Form S-4 of E*TRADE Group, Inc. relating to
    Common Stock being registered in connection with its merger with Telebanc Financial Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 19, 1999, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Telebanc Financial Corporation (the "Company") of the exchange ratio of 1.05 shares of Common Stock, par value $0.01 per share, of E*TRADE Group, Inc. ("E*TRADE") to be received for each Share pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 31, 1999, by and among E*TRADE, Turbo Acquisition Corp., a wholly owned subsidiary of E*TRADE, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-reference Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Telebanc's Financial Advisor Opined that the Consideration is Fair to Telebanc Stockholders," "The Merger--Background of the Merger," "The Merger--Reasons for the Merger" and "The Merger--Opinion of Financial Advisor to Telebanc" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


 /s/ Goldman, Sachs & Co.
-----------------------------
(GOLDMAN, SACHS & CO.)